UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported):  July 9, 2009

GEN2MEDIA CORPORATION
 (Exact name of registrant as specified in charter)

Nevada	333-147932	26-1358844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

        7658 Municipal Drive, Orlando, FL                   32819
       (Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code: (321) 293-3360

Copies to:
Marc J. Ross, Esq.
Jonathan R. Shechter, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On July 9, 2009, Mr. James Byrd resigned as the Chairman and Chief Executive Officer of Gen2Media Corporation (the “Company”). There were no disagreements or disputes between Mr. Byrd and the Company which led to his resignation. Mr. Byrd resigned to pursue other initiatives.

In connection with the resignation of Mr. Byrd, the Company entered into a Mutual Termination of Employment Agreement with Mr. Byrd pursuant to which the parties agreed that Mr. Byrd shall remain as a consultant to the company without compensation in exchange for the Company waiving any future payment on any remaining options held by Mr. Byrd. In addition, Mr. Byrd forgave all monies owed to him by the Company for past due wages

Lastly, on July 9, 2009, Mr. Mark Argenti, the Company’s current Director, Secretary and Chief Creative Officer, was appointed Chief Executive Officer and Chairman of the Board. Mr. Argenti has served as E360, LLCs Secretary, Director and Chief Creative Officer since July 12, 2006. Mr. Argenti is also the co-founder of Media Evolutions since April 2000. Mr. Argenti has directed, produced, and created cutting edge imagery using industry standard graphic and editing tools for many of today’s biggest names in entertainment.

Item 9.01 Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits

Exhibit Number	Description
10.1	Mutual Termination of Employment Agreement by and between Gen2Media Corporation and Mr. James Byrd, dated July 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gen2Media Corporation

Dated: July 15, 2009	By:	/s/ Mark Argenti
Name: Mark Argenti
Title: CEO

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